Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” and to the use of our report dated June 26, 2012, in Pre-Effective Amendment No. 1 to the Registration Statement Form N-2 (File No. 333-169122); and Amendment No. 9 (File No. 811-22463), and related Prospectus of Ironwood Institutional Multi-Strategy Fund LLC (the Fund) for the registration of 300,000 units of limited liability company interests of the Fund.

/s/ Ernst & Young LLP

San Francisco, CA
February 25, 2013

A member firm of Ernst & Young Global Limited